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                                                                     EXHIBIT 5.1


January 24, 2001


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549


         Re:      Chronimed Inc.
                  Registration Statement on Form S-8
                  Chronimed Inc. 2001 Stock Incentive Plan

Dear Sir/Madam:

         We are counsel for Chronimed Inc. in connection with a Registration Statement on Form S-8 for the registration of a maximum of 1,000,000 shares of common stock, $0.01 par value per share, issuable under the Chronimed Inc. 2001 Stock Incentive Plan (the "Plan").

         In rendering the opinion hereinafter expressed, we have examined such records and documents of the Company and such other documents and records and made such factual investigation as we deemed necessary. From such examination we are of the opinion that:

         When the shares of common stock, up to a maximum of 1,000,000 shares, are issued and paid for pursuant to the Plan, such shares will be duly and validly authorized and issued and fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to such registration statement and to the reference to our name therein.

                                       Very truly yours,

                                       GRAY, PLANT, MOOTY, MOOTY &
                                       BENNETT, P.A.


                                       By: /s/ Jean M. Davis
                                          --------------------------------------
                                          Jean M. Davis


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